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                                                                     EXHIBIT 3.1


                          CERTIFICATE OF INCORPOARTION

                                       OF

                         NEURAL APPLICATIONS CORPORATION

                                     * * * *


         1.       The name of the corporation is

                         NEURAL APPLICATIONS CORPORATION

         2        The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

         3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         4. The total number of shares of stock, which the corporation shall have authority to issue, is One Million (1,000,000) and the par value of each of such shares is one Dollar ($1.00) amounting in the aggregate to One million ($1,000,000).

         5. The name and mailing address of each incorporator is as follows:

                  NAME                               MAILING ADDRESS
                  ----                               ---------------
                  M. C. Kinnamon                     1209 Orange Street
                                                     Wilmington, DE 19801

                  T. L. Ford                         1209 Orange Street
                                                     Wilmington, DE 19801

                  R. L. Parsons                      1209 Wilmington Street
                                                     Wilmington, DE  19801


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         6.       The corporation is to have perpetual existence.

         7. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter, or repeal the by-laws of the corporation.

         8. The corporation reserves the right to amend, alter, change or repeal any provisions contained in this certificate of Incorporation, in the manner now or hereafter prescribed by statue, and all rights conferred upon stockholders herein are granted subject to this reservation.

         9. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for (i) for any breach of the director's duty or loyalty to the corporation or its stockholders, (ii) for acts or omission not in good faith or which involve intentional misconduct or a knowing violation of law, (ii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

                  WE, THE UNDERSIGNED, being each of the incorporators hereinbefore named, for the purposes of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is our act and deed and the facts herein stated are true, and accordingly have hereunto set our hands this 1st day of February 1993.



                                             -----------------------------------
                                             M. C. Kinnamon



                                             -----------------------------------
                                             T. L. Ford



                                             -----------------------------------
                                             R. L. Parsons